Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Linn Energy, LLC as indirect parent of Berry Petroleum Company, LLC:

We consent to the use of our report dated March 31, 2014, with respect to the balance sheet of Berry Petroleum Company, LLC as of December 31, 2013 (Successor), and the related statements of operations, member’s equity, cash flows, and comprehensive income (loss) from December 17, 2013 through December 31, 2013 (Successor period), incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

April 2, 2014